EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-144184, 333-144188, and 333-144189 on Form S-8 of our report dated February 21, 2008, relating to the consolidated and combined financial statements of Discover Financial Services (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Discover Financial Services’ adoption of the recognition and related disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans, on November 30, 2007), appearing in this Annual Report on Form 10-K of Discover Financial Services for the year ended November 30, 2007.

/s/ Deloitte & Touche LLP
Chicago, Illinois February 21, 2008